EXHIBIT 1

  IIJ Announces Repurchase and Cancellation of 1.75% Convertible Notes Due 2005

Internet Initiative Japan Inc. (IIJ, NASDAQ: IIJIE), one of Japan's leading Internet access and comprehensive network solutions providers, today announced that it has repurchased a portion of its 1.75% convertible Notes due 2005 in the open market and cancelled them as follows.

Type of Notes:                          Internet Initiative Japan Inc. 1.75%
                                        Convertible Notes Due 2005 (the "Notes")
                                        ISIN: XS0109583426 and XS0109583699

The principal amount of repurchased
and cancelled Notes:                    JPY744 million

Date of cancellation:                   June 18, 2004

Principal amount of Notes outstanding
after cancellation of the repurchased
Notes:                                  JPY11,088 million

Financial effect by the repurchase
and cancellation of the Notes:          A reduction in annual coupon payments
                                        outstanding Notes of approximately JPY12 million until the maturity date of March
                                        31, 2005, among other effects.


About the Notes

  Date of issuance:                                     April 11, 2000

  The original aggregate principal amount of Notes:     JPY15,000 million

  Maturity date:                                        March 31, 2005

  Coupon:                                               1.75% per annum

  Conversion price:                                     JPY19,874,689




About IIJ

Founded in 1992, Internet Initiative Japan Inc. (IIJ, NASDAQ: IIJIE) is one of Japan's leading Internet-access and comprehensive network solutions providers. The company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design.

The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the SEC, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

For inquiries, contact:
IIJ Investor Relations Office
Tel: +81-3-5259-6500  E-mail: ir@iij.ad.jp  URL: http://www.iij.ad.jp/